Exhibit 3.2
Company No.: MC-207100
FOURTH AMENDED AND RESTATED
MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated 10 March 2010)
Incorporated on the 20th day of March, 2008
INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW(2009 Revision)
OF THE CAYMAN ISLANDS
Exempted Company Limited by Shares
FOURTH AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated 10 March 2010)
1.	The name of the Company is MIE Holdings Corporation.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.
(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
In the interpretation of this Amended and Restated Memorandum of Association in general and of this Article 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Article or elsewhere in this Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (as amended) and by the Amended and Restated Articles of Association of the Company, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided, that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The share capital of the Company is US$230,000 divided into (i) 15,000,000 Ordinary Shares of a par value of US$0.01 each; (ii) 3,000,000 Series A Preferred Shares of a par value of US$0.01; and (iii) 5,000,000 Series B Preferred Shares of a par value of US$0.01, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained, provided that, notwithstanding any provision to the contrary contained in this Amended and Restated Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates. Each share in the Company confers upon the Member those rights set forth in the Amended and Restated Articles of Association.

7.	The Company shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2009 Revision)
OF THE CAYMAN ISLANDS
Company Limited by Shares
FOURTH AMENDED AND RESTATED ARTICLES OF
ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated 10 March 2010)
1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Securities”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Sino Link, Affiliate shall only include any other person that directly controls and holds a majority interest in Sino Link; (iii) with respect to Harmony, Affiliate shall include any other person that controls, is controlled by, or is under common control with Ever Union Capital Limited and/or its Affiliates; and (iv) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Annual General Meeting”	has the meaning ascribed to it in Article 40(a).

“Articles”	means these Articles as from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning ascribed to it in Article 92.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders .

“Class”	means any class of shares as may from time to time be issued by the Company.

“Company”	means MIE Holdings Corporation.

“Company Employee Share Option Scheme”	means any employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Conversion Price”	means (i) with respect to Series A Preferred Shares, the Original Series A Conversion Price applicable to the Series A Preferred Shares; (ii) with respect to Series B Preferred Shares, the Original Series B Conversion Price applicable to Series B Preferred Shares, in each case, subject to adjustment as provided below in Article 7(d)(v).

“Conversion Rights”	has the meaning ascribed to it in Article 7(d).

“Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(ii).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes an interim dividend and bonus.

“Electing Offeree” and “Electing Offerees”	have the meaning ascribed to them in Article 10(b)(ii).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Excluded Shares”	means (i) Ordinary Shares issued and outstanding on the date hereof; (ii) Preferred Shares issued and outstanding on the date hereof; (iii) [intentionally left blank]; (iv) Ordinary Shares issued or deemed to have been issued pursuant to a stock grant, stock option, option plan, purchase plan or other employee stock incentive program or agreement, in each case, where the grant of such options is approved by the Board; (v) Ordinary Shares issued or issuable upon conversion of the Preferred Shares; (vi) all Shares issued as a dividend or distribution on Preferred Shares; (vii) Ordinary Shares issued or issuable in a Qualified IPO; and (viii) Ordinary Shares or any class of preferred shares issued or deemed to have been issued as a result of any liquidation or winding up of the Company.

“Extended Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(iii).

“Extended Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(ii).

“FEEL”	means Far East Energy Limited, a company incorporated in the Special Administration Region of Hong Kong.

“Harmony”	means Harmony Energy Limited, a company incorporated in the British Virgin Islands.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“JMC Budget”	has the meaning as ascribed to it in Article 98 (c)(ix).

“Liquidation Preference”	means the Series A Liquidation Preference or the Series B Liquidation Preference and “Liquidation Preferences” shall be defined accordingly.

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“Member”	means each person whose name is, from time to time and for the time being, entered in the register of Members as the holder of one or more Shares.

“Memorandum”	means the Memorandum of Association of the Company as amended from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“MIE”	means MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“month”	means calendar month.

“New Securities”	means Shares or rights, options, warrants or other securities convertible into or exercisable or exchangeable for Shares issued by the Company, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme;

(b) upon conversion of any Preferred Shares;

(c) as a dividend or other distribution on any Preferred Shares;

(d) pursuant to a Qualified IPO; and

(e) in connection with any stock split or stock dividend.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a competing business, it being understood that TPG, Harmony and Sino Link are Non-Competing Persons.

“Non-Offering Members”	has the meaning ascribed to it in Article 10(b)(i).

“Offered Shares”	has the meaning ascribed to it in Article 10(b)(i).

“Offering Member”	has the meaning ascribed to it in Article 10(b)(i).

“Ordinary Directors”	has the meaning ascribed to it in Article 70.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, of par value US$0.01 each.

“Ordinary Shares Equivalents”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Original Series A Conversion Price”	means an amount equal to the Series A Preferred Shares Purchase Price.

“Original Series B Conversion Price”	means an amount equal to the Series B Preferred Shares Purchase Price.

“paid-up”	means paid-up and/or credited as paid-up.

“Participant”	has the meaning ascribed to it in Article 10(c)(ii).

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(i).

“Preferred Shares”	means the Series A Preferred Shares and Series B Preferred Shares of the Company.

“Proposed Transfer”	means any Transfer of any Shares (or any interest therein) proposed by any Member.

“Prospective Transferee”	means any Person to whom a Member proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Article 10(e).

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognized Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“registered office”	means the registered office for the time being of the Company.

“Remaining New Securities”	has the meaning ascribed to it in Article 6(b)(iii).

“Scheduled Completion Date”	has the meaning ascribed to it in Article 10(b)(v).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Rate”	means the number of Ordinary Shares into which a Series A Preferred Share is convertible.

“Series A Conversion Price”	means the Original Series A Conversion Price, subject to adjustment as provided below in Article 7(d)(v).

“Series A Preferred Shares”	means the Series A preferred shares in the capital of the Company, of par value US$0.01 each.

“Series A Preferred Shares Purchase Price”	means US$24.6999.

“Series A Liquidation Preference”	has the meaning ascribed to it in Article 7(c)(i).

“Series B Conversion Rate”	means the number of Ordinary Shares into which a Series B Preferred Share is convertible.

“Series B Conversion Price”	means an amount equal to two times the Original Series B Conversion Price, subject to adjustment as provided below in Article 7(d)(v).

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company, of par value US$0.01 each.

“Series B Preferred Shares Purchase Price”	means US$24.70.

“Series B Liquidation Preference”	has the meaning ascribed to it in Article 7(c)(i).

“Shareholders’ Agreement”	means the second amended and restated shareholders agreement dated 10 March 2010 by and among TPG, Harmony, Sino Link, FEEL, MIE, the Company and certain other shareholders of the Company, as amended or supplemented from time to time.

“Shareholding Effective Date”	means the date on which a person becomes a Member of the Company.

“Shareholding Percentage”	means, with respect to any Member, the ratio (expressed as a percentage) of the number of Shares owned, directly or indirectly, by such Member and its Affiliates to the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Members, all Series A Preferred Shares and all Series B Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	means Sino Link Limited, an exempted company incorporated in Cayman Islands with limited liability.

“Sino Link SPA”	means the shares purchase agreement dated October 26th, 2009 entered by and among Sino Link, FEEL, MIE, the Company, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo, as amended or supplemented from time to time.

“Special Board Approval”	means the approval of a majority of the directors of the Board present and voting at a duly convened meeting, provided that the TPG Director shall not have voted against such action.

“Special Resolution”	has the same meaning as specified in Article 63 and includes a unanimous written resolution.

“Statute”	means the Companies Law (2009 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any Person:

(a)   any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)   any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Offer”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Seller”	has the meaning ascribed to it in Article 10(c)(i).

“TPG”	means TPG Star Energy Ltd., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates.

“TPG Director”	has the meaning ascribed to it in Article 70.

“TPG SPA”	means the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 by and among TPG, FEEL, the Company and MIE, as amended or supplemented from time to time.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale, offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning ascribed to it in Article 10(b)(i).

“written” and “in writing”	include all modes of representing or reproducing words in visible form.
Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons also include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the Shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors and shall be issued to all persons who hold shares of the Company. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF MARCH 10, 2010 AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION AND THE COMPANY.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	(a)	Subject to the provisions, if any, in that behalf in the Memorandum and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper; provided, always that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

	(b)	Preemption Rights. Each Member shall have the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue. The preemption rights granted under this Article 6(b) shall be subject to the following provisions:
(i)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Member written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Member shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Member fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Members may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Members), the New Securities not previously purchased.

(ii)	If some (but not all) of the Members do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Members shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Members pursuant to Article 6(b)(i) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Members).

(iii)	If none of the Members have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Members have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(iv)	Regardless of whether the Members exercise their preemption rights granted under this Article 6(b) by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Members, provided that such purchaser(s) shall agree to be bound by the terms hereof and shall thereby become bound by the terms and conditions of these Articles. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Members in the manner provided above. The completion of the sale of New Securities to the participating Members and other purchasers shall occur simultaneously.
(c)	Termination. The preemption rights granted under Article 6(b) shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
PREFERRED SHARES
7.	The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Shares and the holders thereof are as follows:

(a)	Voting Rights. Except as required by law or as provided to the contrary herein, the holders of the Preferred Shares and the holders of the Ordinary Shares shall for voting purposes be deemed to be members of the same class of share capital and shall vote together. Each Preferred Share shall have such number of votes equal to the number of Ordinary Shares into which such Preferred Shares is convertible at the time the vote is taken.

(b)	Dividends. Subject always to the provisions in Articles 63 and 98:
(i)	the Preferred Shares shall accrue dividends as determined by the Board; and

(ii)	notwithstanding paragraph (i) above, the Preferred Shares shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis, in which case, the Preferred Shares shall confer upon the holders thereof the right, in priority to any rights of the holders of any other class of Shares (including the Ordinary Shares), to receive such dividends; provided however, during the period commencing on the Shareholding Effective Date and ending on the earlier of (A) the date of the closing of the Qualified IPO or (B) the date of the one year anniversary of the Shareholding Effective Date, if the holders of Series A Preferred Shares, voting as a class, elect (at their sole and absolute discretion) not to receive such dividends, then all holders of the Preferred Shares shall also not be entitled to participate pro rata in any dividends paid by the Company.
(c)	Liquidation Preference.
(i)	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of the Preferred Shares shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class of shares of the Company ranked junior to the Preferred Shares (including the Ordinary Shares) by reason of such holder’s ownership thereof, (A) in the case of the Series A Preferred Shares, the greater of (1) the sum of (x) the Series A Preferred Shares Purchase Price(as adjusted for any share dividends, combinations, splits, recapitalizations or the like on, of or affecting the Series A Preferred Shares), for each Series A Preferred Share then held by such holder and (y) any and all declared but unpaid dividends on each such Series A Preferred Share and (2) such amount per Series A Preferred Share as would have been payable had all such Series A Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (such amount payable, the “Series A Liquidation Preference”), and (B) in the case of the Series B Preferred Shares, the greater of (1) the sum of (x) the Series B Preferred Shares Purchase price (as adjusted for any share dividends, combinations, splits, recapitalizations, or the like on, of or affecting the Series B Preferred Shares), for each Series B Preferred Share then held by such holder and (y) any and all declared but unpaid dividends on each such Series B Preferred Share and (2) such amount per Series B Preferred Share as would have been payable had all such Series B Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (such amount payable, the “Series B Liquidation Preference”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Preferred Shares in proportion to the relevant Liquidation Preference each such holder is otherwise entitled to receive. If any holder of Preferred Shares shall be deemed to have converted Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.

(ii)	After the payment of the Series A Liquidation Preference and the Series B Liquidation Preference in accordance with Article 7(c)(i) above, the remaining assets shall be distributed ratably to the holders of the Ordinary Shares.

(iii)	Unless the holders of a majority of the Preferred Shares then outstanding shall elect or determine otherwise by written consent, a consolidation or merger of the Company with or into any other Person in which the holders of the Shares as of immediately prior to such merger or consolidation do not continue to hold at least a fifty percent (50%) interest in the surviving entity or a Trade Sale shall be deemed to be a liquidation for purposes of payment of the Liquidation Preferences and shall entitle the holders of the Preferred Shares to receive in cash, securities or other property (with any non-cash amounts being valued as provided in Article 7(c)(iv)) in the amounts specified in Article 7(c)(i) and (ii).

(iv)	Subject to the following provisions of this Article 7(c)(iv), the value of any assets, securities or other property (other than cash) to be received by the Members pursuant to Articles 7(c)(i), 7(c)(ii) and/or 7(c)(iii), shall be equal to the fair market value thereof, as determined in good faith by the Board, if any (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise, other than restrictions arising solely by virtue of a Member’s status as an Affiliate of the Company or the entity surviving or resulting from a change of control of the Company), except that any securities to be distributed to Members of the Company in any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a change of control of the Company, shall be valued as follows.
(A)	The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
(I)	if the securities are then traded on a Recognised Stock Exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(II)	if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

(III)	if there is no active public market for the securities, then the value shall be the fair market value thereof, as determined in good faith by the Board.
(B)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A)(I), (A)(II), or (A)(III) of this Article 7(c)(iv) to reflect the approximate fair market value thereof, as determined in good faith by the Board.
(d)	Conversion of Preferred Shares into Ordinary Shares. The Preferred Shares shall have conversion rights into Ordinary Shares as follows (the “Conversion Rights”):
(i)	Conversion of Series A Preferred Shares into Ordinary Shares:
(A)	Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid Ordinary Shares as is determined by dividing the Original Series A Conversion Price applicable to such Series A Preferred Shares by the Series A Conversion Price in effect at the time of conversion. The initial Series A Conversion Rate for each Series A Preferred Share shall be 1.00 and the Series A Conversion Price shall be subject to adjustment as described below.

(B)	Each Series A Preferred Share shall automatically convert (or if automatic conversion is not legally possible, then each holder thereof shall request the conversion of its Series A Preferred Shares) into such number of fully paid Ordinary Shares as is determined by the Series A Conversion Rate applicable to the Series A Preferred Shares at the time, (i) immediately prior to the consummation of a Qualified IPO, (ii) on the date upon which the Company obtains the consent of the holders of at least eighty-five percent (85%) of the then outstanding Series A Preferred Shares, voting as a single class, or (iii) forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing.
(ii)	Conversion of Series B Preferred Shares into Ordinary Shares:
(A)	Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid Ordinary Shares as is determined by dividing the Original Series B Conversion Price applicable to such Series B Preferred Shares by the Series B Conversion Price in effect at the time of conversion. The initial Series B Conversion Rate for each Series B Preferred Share shall be 0.5 and the Series B Conversion Price shall be subject to adjustment as described below.

(B)	Each Series B Preferred Share shall automatically convert (or if automatic conversion is not legally possible, then each holder thereof shall request the conversion of its Series B Preferred Shares) into such number of fully paid Ordinary Shares as is determined by the Series B Conversion Rate applicable to the Series B Preferred Shares at the time, (i) immediately prior to the consummation of a Qualified IPO, (ii) on the date upon which the Company obtains the consent of the holders of at least eighty-five percent (85%) of the then outstanding Series B Preferred Shares, voting as a single class, or (iii) forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing.
(iii)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive a certificate or certificates therefor, such holder shall deliver one or more share transfer certificates duly executed by it together with any share certificate(s) representing the Preferred Shares to be converted, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article 7(d) (i)(B) or Article 7(d)(ii)(B), the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not duly executed share transfer certificate(s) are delivered or the certificate(s) representing such shares are surrendered to the Company or its transfer agent; and provided, further, that the Company shall not be obligated to issue certificate(s) evidencing Ordinary Shares issuable upon such automatic conversion unless the duly executed share transfer certificate(s) and share certificate(s) evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such share certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed share certificate(s). The Company shall, as soon as practicable after such delivery, or after execution of such agreement in the case of lost, stolen or destroyed certificate(s), issue and deliver at such office to such holder of the Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which the holder shall be entitled and a check or a wire transfer payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of the share transfer certificates or such surrender of the Preferred Shares to be converted, or in the case of automatic conversion, on the date of closing of the Qualified IPO, on the date of consent of the holders of 85% of the then outstanding Series A Preferred Shares or the then outstanding Series B Preferred Shares, voting as a single class, or on the date falling forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of the Ordinary Shares on such date.

(iv)	No fractional Ordinary Shares shall be issued upon conversion of Preferred Shares. In lieu of any fractional shares to which the holder of any Preferred Shares would otherwise be entitled, the Company shall pay cash to such holder equal to such fraction multiplied by the fair market value of one such Preferred Share as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares of each holder at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

(v)	The Conversion Price shall be subject to adjustment from time to time as follows:
(A)	If the Company at any time sells or issues (or, pursuant to this Article 7(d)(v), is deemed to have issued) any unissued Ordinary Shares or preferred shares or other Shares, warrants, options or other rights to purchase or otherwise acquire Shares (on an as converted basis) of the Company or securities convertible into or exchangeable for additional Shares of the Company, other than Excluded Shares (collectively, the “Additional Securities”), for a consideration per share less than the Series A Conversion Price then in effect, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of Ordinary Shares issued and outstanding immediately prior to such issue, (B) the number of Ordinary Shares issuable upon conversion of all Series A Preferred Shares issued and outstanding immediately prior to such issue, (C) the number of Ordinary Shares issuable upon conversion or exercise of convertible securities (other than the Series A Preferred Shares), options, and warrants outstanding immediately prior to such issue (collectively, with (A) and (B), the “Ordinary Shares Equivalents”), and (D) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Securities so issued would purchase at the Series A Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the Ordinary Shares Equivalents, and (B) the number of such Additional Securities so issued.

(B)	If the Company at any time sells or issues any Additional Securities, for a consideration per share less than the Series B Conversion Price then in effect, such Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the Ordinary Share Equivalents issued and outstanding or issuable (other than the Series B Preferred Shares) and (B) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Securities so issued would purchase at the Series B Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the Ordinary Shares Equivalents, and (B) the number of such Additional Securities so issued.

(C)	For the purposes of any adjustment of any Conversion Price pursuant to this Article 7(d)(v), the consideration received by the Company for the issue of any Additional Securities shall be determined as follows:
(I)	In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any offering discounts, commissions, compensation or expenses paid or incurred by the Company in connection with the issuance and sale thereof.

(II)	In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board.

(III)	In the case of the issuance of (i) options to purchase or rights to subscribe for or purchase Ordinary Shares (other than Excluded Shares), (ii) securities by their terms convertible into or exchangeable for Ordinary Shares (other than Excluded Shares), or (iii) options to purchase or rights to subscribe for or purchase such convertible or exchangeable securities:
(a)	the aggregate maximum number of Ordinary Shares issuable upon exercise of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company upon the issuance of such options or rights plus the additional minimum consideration, if any, received or to be received by the Company for the exercise of such options or rights for the Ordinary Shares covered thereby;

(b)	the aggregate maximum number of Ordinary Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, received or to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

(c)	on any change in the number of Ordinary Shares deliverable upon exercise of any such options or rights, or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum consideration for such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, then, upon such change becoming effective, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had such change been in effect upon the original issuance of such options, rights or securities; and

(d)	on the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, or upon any redemption or repurchase of any such options, rights or securities, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities, or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities, or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.
(D)	All outstanding Excluded Shares (including shares issuable upon conversion of the Preferred Shares) shall be deemed to be outstanding for all purposes of the computations of this Article 7(d)(v).

(E)	If the number of Ordinary Shares outstanding at any time is increased by a share dividend payable in Ordinary Shares or by a subdivision or split-up of Ordinary Shares, then, on the date such payment is made or such change is effective, the applicable Conversion Prices shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of any Preferred Shares shall be increased in proportion to such increase of outstanding shares.

(F)	If the number of Ordinary Shares outstanding at any time is decreased by a combination of the outstanding Ordinary Shares, then, on the effective date of such combination, the applicable Conversion Prices shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of any Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(G)	Subject to the provisions of Article 7(c), at any time, if there shall occur any reorganization, recapitalization or any reclassification of the Shares (other than as a result of a share dividend or subdivision, split-up or combination of shares as provided above), or the consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Ordinary Shares), the Preferred Shares shall, after such reorganization, recapitalization, reclassification, consolidation or merger, be convertible (in lieu of the Ordinary Shares) into the kind and number of shares or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, such holder had converted its Preferred Shares into Ordinary Shares. The provisions of this Article shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations or mergers.

(H)	In the event that the Company at any time shall declare a cash dividend upon its Ordinary Shares payable otherwise than out of retained earnings or shall distribute to holders of its Ordinary Shares share capital (other than Ordinary Shares), shares or other securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Ordinary Shares or other securities of the Company convertible into or exchangeable for Ordinary Shares), then, in each such event, the holders of the Preferred Shares shall, concurrent with the distribution to holders of the Ordinary Shares, receive a like distribution based upon the number of Ordinary Shares into which the Preferred Shares are then convertible.

(I)	All calculations under this Article 7(d)(v) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.
(vi)	No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in a Conversion Price.

(vii)	The Company will not through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Article 7(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment. This provision shall not restrict the Company’s right to amend these provisions with the requisite Member consent in accordance with these Articles.

(viii)	Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate or the Series B Conversion Rate pursuant to this Article 7(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each affected holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series A Conversion Rates or Series B Conversion Rates applicable to each Preferred Share at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preferred Shares.

(ix)	The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)	No Preferred Shares that have been converted into Ordinary Shares after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized but unissued shares of the Company.
ORDINARY SHARES
8.	The Ordinary Shares shall have the following rights:
(a)	Voting Rights. Each holder of Ordinary Shares (in person or by telephone or by proxy or corporate representative) shall have the right to one vote on a show of hands and the holder of each Ordinary Share shall have the right to one vote on a poll for each Ordinary Share held, and shall be entitled to notice of any general meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

(b)	Dividends. Subject to Article 7(b), the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors in accordance with Article 7(b).

(c)	Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company shall be distributed as provided in Article 7(c).
REGISTER OF MEMBERS
9.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.
TRANSFER OF SHARES
10.	Restrictions on Transferability.

(a)	Transfer Restrictions.
(i)	No Member may Transfer any Shares held by such Member except in accordance with the provisions of these Articles.

(ii)	Prior to the date falling one (1) year after the completion of the initial Series A financing, no Member shall Transfer any of its Shares; provided, however, that:
(A)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%),

(B)	Harmony may Transfer Shares to one (1) or more of its Affiliates for a minimum of US$10,000,000 per Person; and

(C)	Any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 of the TPG SPA, or Clause 4 of the Sino Link SPA shall be permitted.
(iii)	On and after the date falling one (1) year after the Shareholding Effective Date, no Member or any Affiliate of such Member shall Transfer any of its Shares; provided, however, that subject to Clause 14.3 of the Shareholders’ Agreement, any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 of the TPG SPA, or Clause 4 of the Sino Link SPA shall be permitted.

(iv)	At any time but subject to Clause 14.3 of the Shareholders’ Agreement, FEEL may Transfer (i) Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
(b)	Right of First Refusal.
(i)	Except for a Transfer in accordance with Article 10(a)(ii), (iii) or (iv), 10(c) or 10(e) of these Articles, Clause 7 of the TPG SPA or Clause 4 of the Sino Link SPA if at any time, any Member (the “Offering Member”) desires to Transfer all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Members (the “Non-Offering Members”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Member shall deliver to each Non-Offering Member (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Members stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(ii)	Each Non-Offering Member shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Members) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Member to the Offering Member (with a copy to the Company and each of the other Non-Offering Members). The last day of such 30-day period is hereinafter referred to as the “Cut- Off Date”. Any new terms, conditions or price offered by the Offering Member to any Non-Offering Member during such 30-day period shall be offered to each Non-Offering Member and shall be set forth in a new Transfer Notice to each such Non-Offering Member, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Members who elect to purchase the Offered Shares pursuant to this Article 10(b)(ii) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(iii)	If some, but not all, of the Non-Offering Members do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Article 10(b)(ii) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(iv)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Member and the Electing Offerees.

(v)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Member and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Member shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Member alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Article 10 (b).

(vi)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Member and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(vii)	Notwithstanding the foregoing, if the Non-Offering Members have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Members shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Members shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

(viii)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of these Articles and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Member may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Members (other than the Electing Offeree) as Offered Shares under this Article 10(b).

(ix)	Any sale to a Prospective Transferee pursuant to either Article 10(b)(vii) or Article 10(b)(viii) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Members and the Offering Member must sell all of the Offered Shares and not some only.

(x)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Article 10(b)(vii) or Article 10(b)(viii), then the rights of the other Members under this Article 10(b) shall be fully restored and reinstated as if such offer had never been made and the Offering Member must again follow the procedures set forth in this Article 10(b) prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by these Articles.
(c)	Tag-Along Rights
(i)	Except for a Transfer pursuant to Article 10 (a) (ii) (iii) (iv) and 10(e) of these Articles, Clause 7 of the SPA, or Clause 4 of the Sino Link SPA, and subject always to Article 10(b), if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Members at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Members on the same terms and conditions of the Proposed Transfer (provided that TPG and Sino Link shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than TPG and Sino Link shall be subject to the same tag-along right under this Article 10(c).

(ii)	Each non-Transferring Member shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Member (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Members). No holders of Preferred Shares shall be entitled to sell Preferred Shares pursuant to this Article 10(c), but shall be permitted to convert or exercise its applicable portion of Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Members shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(iii)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Article 10(c)(ii). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Article 10(c)(iii), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Article 10(c) and the denominator of which is the total number of Shares to be Transferred pursuant to this Article 10(c).

(iv)	The non-exercise of the rights of any of the non-Transferring Members to participate in one (1) or more Transfers of Shares under this Article 10(c) shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Article 10(c).

(v)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Article 10(c) is applicable unless the sale of Shares by Participants exercising their rights under this Article 10(c) is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.

(vi)	Notwithstanding anything contained in this Article 10(c) to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Member in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Article 10(c) have been triggered.
(d)	Authorization; Effect of Failure to Comply.
(i)	The Members shall cause the Company to take any and all steps for and on behalf of a transferring Member to give effect to the Transfer of Shares pursuant to this Article 10.

(ii)	Any Proposed Transfer not made in compliance with the requirements of these Articles shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

(iii)	If any Member becomes obligated to sell any Offered Shares to any Exercising Offeree under these Articles and fails to deliver a share transfer certificate duly executed by the Member, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of these Articles, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Member the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
(e)	Exempt Transfers.
(i)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Article 10 shall not apply to a Transfer by a Member of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(A)	such Member shall provide written notice of such Transfer to each other Member;

(B)	the transferee to whom the Member is to Transfer the Shares is a Non-Competing Person;

(C)	such Member shall remain bound by its obligations under the Shareholders’ Agreement; and

(D)	if any such transferee Affiliate shall cease to be an Affiliate of such Member, any Shares held by such transferee shall be promptly retransferred to such Member or transferred to another of such Member’s Affiliates.
(ii)	Notwithstanding anything to the contrary herein, the provisions of this Article 10 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrance over the Shares pursuant to the CITIC KaWah Facility.
11.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

12.	Subject to Article 10(d)(i), the Directors may in their absolute discretion decline to register any Transfer of shares without assigning any reason therefor. If the Directors refuse to register a Transfer they shall notify the transferee within two (2) months of such refusal.

13.	The registration of Transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided, always that such registration shall not be suspended for more than forty-five (45) days in any year.

14.	Each Member shall agree to customary market stand-off or lock-up restrictions required by the managing underwriter of the Qualified IPO.
REDEEMABLE SHARES
15.	(a)	Subject to the provisions of the Statute and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

	(b)	Subject to the provisions of the Statute and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

CLASS RIGHTS AND VARIATION OF RIGHTS OF SHARES
16.	(a)	Class Rights. Whenever the capital of the Company is divided into different Classes, the rights attached to any such Class may (unless otherwise provided by the terms of issue of the Shares of that Class) only be materially and adversely varied or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such Class, by a majority of the votes cast at such a meeting, but not otherwise, provided that (i) the rights attached to the Series A Preferred Shares may only be materially and adversely varied or abrogated with the consent in writing of the holders of no less than sixty-six and two-thirds percent (66 2/3%) of the issued Series A Preferred Shares or with the sanction of a resolution passed at a separate meeting of the holders of the Series A Preferred Shares by sixty-six and two-thirds percent (66 2/3%) of the votes cast at such meeting; (ii) the rights attached to the Series B Preferred Shares may only be materially and adversely varied or abrogated with the consent in writing of the holders of no less than sixty-six and two-thirds percent (66 2/3%) of the issued Series B Preferred Shares or with the sanction of a resolution passed at a separate meeting of the holders of the Series B Preferred Shares by sixty-six and two-thirds percent (66 2/3%) of the votes cast at such meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons at least holding or representing by proxy a majority in nominal or par value amount of the issued shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to the terms of issue of the shares of that Class, every Member of the Class shall on a poll have one vote for each share of the Class held by him.
(b)	For the purposes of convening and holding a meeting pursuant to this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration but in any other case shall treat them as separate Classes.

(c)	The rights conferred upon the holders of the Preferred Shares shall be deemed to be materially adversely varied or abrogated by the following acts of the Company:
(i)	any change to the name of the Company;

(ii)	any amendment to the Memorandum and these Articles or other constitutive documents of the Company, to the extent such amendment would adversely affect the rights already granted to the holders of the Preferred Shares;

(iii)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company; or

(iv)	any split, subdivision, conversion, reclassification or modification of any type of outstanding shares or securities of the Company to the extent it would impair or reduce the rights of the holders of Preferred Shares.
COMMISSION ON SALE OF SHARES
17.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

18.	[Reserved].

LIEN ON SHARES
19.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a Transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

20.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

21.	To give effect to any such sale the Directors may authorise some person to Transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such Transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

22.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
23.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.
(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
24.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

25.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.
26.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
27.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
28.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.
(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
29.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

30.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

31.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
32.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
33.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
34.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.
(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
35.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM, CHANGE OF LOCATION OF REGISTERED
OFFICE & ALTERATION OF CAPITAL
36.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by ordinary resolution:
(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;
(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 16 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and Article 16, the Company may by Special Resolution: liquidate, wind up, dissolve, enter into receivership or declare bankruptcy or any like scheme or arrangement.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
37.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

38.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

39.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
GENERAL MEETING
40.	(a)	Annual General Meeting. Subject to paragraph (c) hereof, a general meeting of the Members (the “Annual General Meeting”) shall be held within one (1) year of incorporation of the Company and thereafter, once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting. The Annual General Meeting shall be held at such time and place as the Directors shall specify in the notice. At these meetings the report of the Directors (if any) shall be presented.
(b)	Extraordinary Meeting. Extraordinary meetings of the Members shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Statute) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all Members and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14)

day notice requirement may be waived by Members having an aggregate Shareholding Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.
41.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.
(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF MEETINGS OF THE MEMBERS
42.	General Meeting. At least five (5) days’ notice shall be given of an Annual General Meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 41 have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of a general meeting called as an Annual General Meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority in nominal value or in the case of shares without nominal or par value a majority of the shares in issue, or their proxies.
43.	[Reserved].

44.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
45.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum for any meeting of the Members shall be Members whose aggregate Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3%) of the Shares entitled to vote present personally or by duly appointed proxy, attorney or representative, provided, however, that for the general meeting to be validly convened, TPG shall be present or represented. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Members. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, Members whose Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3%) of the Shares entitled to vote present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

46.	Except as otherwise required by applicable law, a resolution (including a Special Resolution) in writing (circulated to all the Members) approved and signed by all the Members shall be valid and effectual as if it had been a resolution passed at a general meeting of the Members duly convened and held.

47.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

48.	The Chairman for the time being shall also preside as chairman at any general meeting.

49.	If the Chairman is absent at any general meeting, a Director shall act as the chairman.

50.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by telephone or by proxy or corporate representative.

52.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

53.	The demand for a poll may be withdrawn.

54.	Except as provided in Article 56, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

55.	In no event, whether on a show of hands or on a poll, shall the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded be entitled to a second or casting vote.

56.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS
57.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by telephone or by proxy or corporate representative at a general meeting shall have one vote and on a poll every Member of record present in person or by telephone or by proxy or corporate representative shall have one vote for each share registered in his name in the register of Members.

58.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by telephone or by proxy or corporate representative, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

59.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

60.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

61.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

62.	On a poll or on a show of hands votes may be given either personally or by proxy.
MEMBER APPROVAL
63.	(a)	Except as required by applicable law, any action by the Members at any general meeting or extraordinary meeting shall require the approval of Members having an aggregate Shareholding Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all Special Resolutions by the Members shall require the approval of Members having an aggregate Shareholding Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided however, that a Special Resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.
(b)	In the event that a resolution of the Members at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the Members and no written resolution of the Members shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Article 98(c).
PROXIES
64.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

65.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the Secretary or to any Director, provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

66.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

67.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

68.	Any corporation which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

69.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.
DIRECTORS
70.	The Board shall consist of five (5) persons initially (exclusive of alternate Directors), unless otherwise agreed by all of the Members. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Members whereby the number of Directors nominated by each Member shall be as nearly as practicable in proportion to such Member’s Shareholding Percentage (for which purposes a Member may aggregate the Shareholding Percentage of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Member shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”); and
(b)	four (4) Directors will be nominated by FEEL (the “Ordinary Directors”), so long as FEEL or its Affiliates shall remain a Member;
provided, however, that FEEL shall always be entitled to nominate a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

71.	The remuneration (if any) to be paid to the Directors shall be such remuneration as the Board shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

72.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

73.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as the Directors may determine; provided, however that the remuneration shall be as the Board may determine.

74.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

75.	A shareholding qualification for Directors may be fixed by the Board in general meeting, but unless and until so fixed no qualification shall be required.

76.	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

77.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

78.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
79.	A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.
POWERS AND DUTIES OF DIRECTORS
80.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting or otherwise exercised in accordance with these Articles; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

81.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

82.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

83.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
84.	The Board may by resolution pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
MANAGEMENT
85.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit, including without limitation, through the establishment of committees, local boards or agencies for managing any of the affairs of the Company and the appointment of persons to be members of such committees or local boards or any managers or agents as determined by the Directors. The Directors from time to time and at any time may, as they shall think fit, delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors. Any such committee, local board or agency shall be chaired by an Ordinary Director. The Board shall be responsible for fixing the remuneration of all members of any such committee, local board or agency.
MANAGING DIRECTORS
86.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

87.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
88.	Except as otherwise provided by these Articles, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance.

89.	Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters and provided further, if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

90.	The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) Ordinary Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

91.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

92.	The Chairman of the Board (the “Chairman”) shall be one of the Ordinary Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other Ordinary Directors shall chair such meeting.

93.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and the Chairman shall not have a second or casting vote.

95.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96.	The Directors may hold a meeting of the Directors by means of a telephone conference and members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.
97.	(a)	A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.
(b)	The provisions of Articles 63-66 shall mutatis mutandis apply to the appointment of proxies by Directors.
98.	(a)	Except as otherwise provided in, or delegated in accordance with, these Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.
(b)	Notwithstanding anything in these Articles to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Article 98(a) and will not be considered a Reserved Matter subject to consent pursuant to Article 98(c).

(c)	Any of the following matters shall, in addition to the approval of the Members of the Company as set forth in Article 63, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter (each a “Reserved Matter”), provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Articles 87 or 88 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under Article 98(c)(x) if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Members shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.
(i)	any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	any material change in the scope of business of the Company or MIE;

(iv)	the creation, grant or issuance of any New Securities by the Company or any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliates) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the TPG SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares;

(v)	any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the TPG SPA) or a redemption of any Shares held by Sino Link pursuant to the put option granted to Sino Link under the Sino Link SPA;

(vi)	change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except as set forth in the Shareholders’ Agreement.

(viii)	any repayment by MIE of any loan from a direct or indirect shareholder;

(ix)	incurrence of annual expenses by any member of the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expense, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	incurring any additional Indebtedness (other than any Indebtedness incurred under the CITIC KaWah Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the date of the completion of the Company’s initial Series A Preferred Shares financing and US$40,000,000 during the 24-month period following the date of the completion under the TPG SPA;

(xi)	entering by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	entering by any member of the MIE Group into any transaction with any Affiliate or any Member, director or officer or member of the Company or Affiliate of any Member, director or officer or member of the Company outside the ordinary course of business, except as set forth in the Shareholders’Agreement.
(xiii)	any amendment of the Memorandum or these Articles or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of the Series A Preferred Shares;

(xiv)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	the creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law or (ii) which any member of the MIE Group is obliged to create under the terms of the CITIC KaWah Facility) or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the TPG SPA or the Sino Link SPA. );

(xviii)	(i) acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000;

(xx)	the determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with these Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company; and

(xxi)	the delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.
(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.
VACATION OF OFFICE OF DIRECTOR
99.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
100.	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Article 70, the Members shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Member.

101.	Removal of Directors. A Director may be removed and replaced at any time by the Member(s) that has nominated such Director in accordance with the provisions of the Statute. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Member that nominated such Director shall nominate a new Director in accordance with Article 70 and the Members shall vote their Shares to cause the election to the Board of any such new Director. In the event of such a removal and/or replacement of a Director in accordance with this Article 101 and Article 102, and subject always to the terms of Article 70, the Members shall vote their Shares to cause (i) the removal from the Board of the Director so designated for removal by the appropriate Member(s) and (ii) the election to the Board of any new Director so designated for election to the Board by the appropriate Member(s).

102.	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Member(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.
PRESUMPTION OF ASSENT
103.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
[RESERVED]
104.	[Reserved].
SEAL
105.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.
(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
106.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
107.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

108.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

109.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

110.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

111.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

112.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

113.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

114.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION
115.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
116.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

117.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
118.	The Company may at any Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the next Annual General Meeting and may fix his or their remuneration.

119.	The Directors may before the first Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the first Annual General Meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

120.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

121.	Auditors shall at the next Annual General Meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
122.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
123.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.
(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.
124.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

125.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

126.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and
No other person shall be entitled to receive notices of general meetings.
WINDING UP
127.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

128.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.
INDEMNITY
129.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.
FINANCIAL YEAR
130.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AMENDMENTS OF ARTICLES
131.	Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
TRANSFER BY WAY OF CONTINUATION
132.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.